A0698459

                                                                                                    (SEAL OF THE
SECRETARY OF STATE)

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of
California, hereby certify:

That the attached transcript of 1 page(s) has been compared
with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this
( SEAL OF THE                                                      certificate and affix the Great Seal of the
STATE OF CALIFORNIA)                                                                State of California this day of

Dec 11, 2009

DEBRA BOWEN
Secretary of State

Sec State Form CE-107 (REV 1/2007)

A0698459

ENDORSED-FILED NOV 16, 2009
in the office of the Secretary of State
of the State of California

CERTIFICATE OF AMENDMENT
of
ARTICLES OF INCORPORATION
for

ACTIVE HEALTH FOODS, INC.

1.	I am the sole officer and director of Active Health Foods, Inc. and consequently am acting as the President and Secretary thereto.

2.	Article IV of the Articles of Incorporation of this corporation, as filed on or about January 9, 2008, is amended to read as follows:

This Corporation is authorized to issue one class of shares, designated as “common stock” in the amount of One Hundred Million (100,000,000) shares.  The common voting stock shall have equal voting rights on all matters requiring a vote of the shareholders, including election of Directors, except as otherwise may be provided by law.

3.	The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4.	The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of the common shareholders in accordance with Section 902, California Corporation Code.

The total number of authorized shares of voting common stock is 10,000,000, of which 1,000,000 have been issued.  The percentage vote required was more than 50%.  The number of shares voting in favor of the amendment was 90% of the voting common stock.

The Corporation has a class of nonvoting common stock of 10,000,000 shares.  No shares have been issued of the nonvoting common stock and therefore no vote was necessary.

I declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

Dated: October 15, 2009

/s/__________________________                           /s/_____________________________
Gregory Manos                                                                Gregory Manos
President                                                                            Secretary